===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                           WIRELESS FACILITIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                                  [WFI Logo]

May 15, 2000

Dear Stockholder:

   You are cordially invited to attend the annual meeting of stockholders of Wireless Facilities, Inc. (WFI), to be held at the Embassy Suites Hotel, located at 4550 La Jolla Village Drive, in San Diego, California, on
June 22, 2000, at 10:00 a.m. local time. Details of the business to be conducted at the annual meeting are included in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

   Your vote is very important. Whether or not you expect to attend the annual meeting, your shares should be represented and voted at the meeting. Therefore, I urge you to complete, sign, date and promptly return the enclosed proxy. If you decide to attend the meeting and wish to vote in person, you will still have the opportunity to do so, even if you have already returned your proxy.

   On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in WFI.

                                          Sincerely,

                                          Massih Tayebi
                                          Chairman, Chief Executive Officer
                                           and Secretary

                                  [WFI Logo]

                           Wireless Facilities, Inc.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held June 22, 2000

To the Stockholders of Wireless Facilities, Inc.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Wireless Facilities, Inc., a Delaware corporation (the "Company" or "WFI"), will be held at the Embassy Suites Hotel, located at 4550 La Jolla Village Drive, in San Diego, California, on June 22, 2000, at 10:00 a.m. local time (the "Annual Meeting"), for the following purposes, as described in the attached Proxy
Statement:

  1. To elect five directors to serve for the ensuing year and until their successors are elected;

  2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors of the Company for its fiscal year ending December 31, 2000; and

  3. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

   The Board of Directors has fixed the close of business on April 25, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Massih Tayebi
                                          -------------------------------------
                                          Massih Tayebi
                                          Chief Executive Officer and
                                           Secretary

San Diego, California
May 15, 2000


    All Stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                           Wireless Facilities, Inc.
                         9805 Scranton Road, Suite 100
                          San Diego, California 92121
                                (858) 824-2929

                               ----------------

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                          To be held on June 22, 2000

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed proxy is solicited on behalf of the Board of Directors of Wireless Facilities, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 22, 2000, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Embassy Suites Hotel located at 4550 La Jolla Village Drive in San Diego, California. The Company intends to mail this proxy statement and accompanying proxy card on or about May 15, 2000, to all stockholders entitled to vote at the Annual Meeting.

Solicitation

   The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Voting Rights and Outstanding Shares

   Only holders of record of Common Stock at the close of business on April 25, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 25, 2000 the Company had outstanding and entitled to vote 40,957,298 shares of Common Stock.

   Each holder of record of Common Stock on April 25, 2000 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. If the proxy is signed and returned without any direction given, shares will be voted in accordance with the Board of Directors' recommendations. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Revocability of Proxies

   Any stockholder granting a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by filing with the Company's Secretary at the Company's principal executive office, 9805 Scranton Road, Suite 100, San Diego, California 92121, a written revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

   Stockholder proposals for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 Annual Meeting pursuant to Rule 14a-8 of the Securities and Exchange Commission must be received at the Company's principal executive office, 9805 Scranton Road, Suite 100, San Diego, California 92121, by January 15, 2001. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                  Proposal 1

                             Election Of Directors

   There are five nominees for the five Board positions presently authorized by the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company.

   Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

                       The Board Of Directors Recommends
                    A Vote In Favor Of Each Named Nominee.

Nominees

   The names of the nominees and certain information about them are set forth below:

 Name                                        Age Position
 ----                                        --- --------
 Massih Tayebi,. Ph.D. .....................  40 Chairman, Chief Executive
                                                 Officer and Director
 Masood K. Tayebi, Ph.D. ...................  38 President, Chief Operating
                                                 Officer and Director
 Scott Anderson.............................  41 Director
 Bandel Carano..............................  38 Director
 Scot Jarvis................................  39 Director

   Massih Tayebi, Ph.D. co-founded Wireless Facilities, Inc. in 1994 and has served as Chairman, Chief Executive Officer and a director of the Company since its inception. From 1989 to 1994, he was a senior faculty member of the Engineering Department of the University of Paisley, Great Britain, and served as the Director of Computer Integrated Product Life Cycle Research for the University. Dr. Tayebi received an M.S. in computer integrated manufacturing and a Ph.D. in the integration of design and process planning from the University of Strathclyde, United Kingdom. He performed post-doctorate work on the integration of design and inspection at the University of Brunel, London.

   Masood K. Tayebi, Ph.D. co-founded Wireless Facilities, Inc. in 1994 and has served as President, Chief Operating Officer and a director of the Company since its inception. From 1993 to 1994, he was Senior Manager of Engineering and the head of the Technology and Special Projects Department for LCC/TSI, a provider of network design services and products. From 1992 to 1993, Dr. Tayebi served as a consultant to LCC/TSI. Dr. Tayebi received an M.S. in electronics engineering from the University of Southampton and a Ph.D. in mobile radio propagation from the University of Liverpool, United Kingdom.

   Massih Tayebi and Masood Tayebi are brothers.

   Scott Anderson has served as a director of the Company since February 1997. Since 1997, Mr. Anderson has been a principal of Cedar Grove Partners, LLC, an investment and advisory partnership. Since 1998, Mr. Anderson has been a principal in Cedar Grove Investments, LLC, a private seed capital firm. From 1986 to 1997, Mr. Anderson was with McCaw Cellular/AT&T Wireless, most recently as Senior Vice President of Acquisitions and Development. Mr. Anderson serves as director of Triton PCS, Telecorp, TriTel, Xypoint, Telephia and ABC Wireless. He holds a B.A. in history from the University of Washington and a J.D. from the University of Washington Law School.

   Bandel Carano has served as a director of the Company since August 1998. Since 1987, he has been a general partner of Oak Investment Partners, Inc., a venture capital firm. Mr. Carano serves on the Investment Advisory Board of the Stanford Engineering Venture Fund. He holds a B.S. and an M.S. in electrical engineering from Stanford University. Mr. Carano serves as a director of Advanced Radio Telecom Corp. Mr. Carano was initially nominated and elected as a director under the terms of a voting agreement among the Company and its stockholders in connection with the sale of the Company's Series A Preferred Stock.

   Scot Jarvis has served as a director of the Company since February 1997. Mr. Jarvis co-founded Cedar Grove Partners, LLC in 1997, an investment and consulting/advisory partnership, and has served as a general partner since its founding. From 1994 to 1996, he served as Vice President of Operations for Eagle River LLC, a private investment company, where he co-founded NEXTLINK and served as a director of Nextel Communications. From 1985 to 1994, Mr. Jarvis served in a number of positions with McCaw Communications, most recently as Vice President. Mr. Jarvis is on the board of directors of Leap Wireless International, Inc., Cricket Communications, Metawave Communications Corp. and Point.com. He holds a B.A. in business administration from the University of Washington.

Information on Board and Committee Meetings

   The Board of Directors held four meetings in 1999. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which he served. The standing committees of the Board of Directors include an Audit Committee and a Compensation Committee, but do not include a Nominating Committee. The full Board of Directors selects nominees for election as directors and will consider stockholder recommendations for nominees which are submitted in accordance with the Company's Bylaws.

   The Audit Committee is composed of two non-employee directors: Scott Anderson and Scot Jarvis. The Audit Committee reviews the scope and results of the annual independent audit of the Company's books and records, reviews compliance with all corporate policies that have been approved by the Board of Directors and discharges such other duties as may from time to time be assigned to it by the Board of Directors. The Audit Committee did not hold any meetings in 1999.

   The Compensation Committee is composed of three non-employee directors:
Scott Anderson, Scot Jarvis and Bandel Carano. The Compensation Committee approves the compensation of the Company's officers, administers the 1997 Stock Option Plan, the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan (the "Purchase Plan"), and has overall responsibility for the Company's compensation policies for senior management. The Compensation Committee did not hold any meetings in 1999.

                                  Proposal 2

               Ratification Of Selection Of Independent Auditors

   The Board of Directors has selected KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. KPMG Peat Marwick LLP has audited the Company's financial statements since 1996. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   Stockholder ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of KPMG Peat Marwick LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

   The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote will be required to ratify the selection of KPMG Peat Marwick LLP.

                       The Board Of Directors Recommends
                        A Vote In Favor Of Proposal 2.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 31, 2000, of (i) each person known by the Company to own beneficially 5% or more of the Common Stock, (ii) each director or director nominee of the Company, (iii) each executive officer of the Company for whom information is given in the Summary Compensation Table in this Proxy Statement, and (iv) all directors and officers as a group. Each of the named persons has sole voting and investment power with respect to the shares shown, except as stated below.

                                          Shares Beneficially Owned (1)
                                          ---------------------------------
                                            Number of       Percentage of
Name of Beneficial Owner                      Shares            Total
------------------------                  ----------------- ---------------
Masood Tayebi (2)(3).....................        10,078,015          24.70%
  c/o Wireless Facilities, Inc.
  9805 Scranton Road, Suite 100
  San Diego, CA 92121
Massih Tayebi (2)........................         8,534,966          20.92%
  c/o Wireless Facilities, Inc.
  9805 Scranton Road, Suite 100
  San Diego, CA 92121
Sean Tayebi (4)..........................         2,483,333           6.09%

Oak Investment Partners VIII, L.P. (5)...         6,469,864          15.86%
  525 University Avenue, Suite 1300
  Palo Alto, California 94301

Bandel Carano (6)........................         6,469,864          15.86%
  Oak Investment Partners VIII, L.P.
  525 University Avenue, Suite 1300
  Palo Alto, California 94301

Jalil Tayebi (7).........................         2,834,005           6.93%
  c/o WFI de Mexico
  Musset #10
  Col. Reforma Polanco
  C.P. 11550
  Mexico
MT Capital Ventures LLC (8)..............         2,308,495           5.66%
  c/o Massih Tayebi
  c/o Wireless Facilities, Inc.
  9805 Scranton Road, Suite 100
  San Diego, CA 92121
Scot Jarvis (9)..........................         1,050,000           2.57%
Scott Anderson (9).......................         1,050,000           2.57%
Thomas Munro (10)........................           418,500           1.02%
Scott Fox (11)...........................           348,334              *
Michael Brink (12).......................           131,251              *
Charles W. Sackley (13)..................           120,000              *

All executives officers and directors as
 a group (9 persons) (14)................        28,200,930            66.30

--------
  *  Less than 1% of the outstanding shares of Common Stock.

 (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 40,798,332 shares outstanding on March 31, 2000, adjusted as required by rules promulgated by the SEC. The inclusion herein of such shares does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit of such shares.

 (2) Includes 475,000 shares held in a revocable trust. Dr. Massih Tayebi has the right to acquire these shares within 60 days of March 31, 2000.

 (3) Includes 150,000 shares held in trust for Dr. Masood Tayebi's children. Sean Tayebi has sole voting power over these shares, and the shares are therefore also reported in Sean Tayebi's beneficial ownership.

 (4) Includes 150,000 shares held in trust for Dr. Masood Tayebi's family. These shares are also reported under Masood Tayebi's beneficial ownership as Masood Tayebi retains investment power over these shares.

 (5)  Includes 122,927 shares held by Oak VIII Affiliates Fund, L.P.

 (6) Includes 6,346,937 shares held by Oak Investment Partners VIII, L.P. and 122,927 shares held by Oak VIII Affiliates Fund, L.P. Bandel Carano, a director of the Company, is a managing member of the general partners of venture capital funds affiliated with Oak Investment Partners. Mr. Carano disclaims beneficial ownership of the shares held by Oak Investment Partners VIII, L.P and Oak VIII Affiliates Fund, L.P.

 (7) Jalil Tayebi is the general partner of two limited partnerships in which he has irrevocable proxies to vote and sole investment power over the Common Stock therein. The first limited partnership includes 1,175,772 shares and has as its limited partners, Dr. Massih Tayebi, the Company's Chief Executive Officer, his wife and their children. The second limited partnership includes 1,132,723 shares and has as its limited partners Dr. Masood Tayebi, the Company's President, his wife and their children. Jalil Tayebi also acquired 430,000 shares from the Company on January 21, 2000 in exchange for his 6% interest in WFI de Mexico, a subsidiary of the Company that he manages. Includes 95,510 shares subject to options exercisable within 60 days of March 31, 2000.

 (8) MT Capital Ventures LLC is a single-member limited liability company. MT Capital Ventures LLC is the general partner of two limited partnerships--MST Enterprises LP and MHT Enterprises LP, which are the record owners of the shares referenced above. Jalil Tayebi is the manager of MT Capital Ventures LLC. As such, these shares are also included in his beneficial ownership set forth above.

 (9) Includes 450,000 shares pursuant to outstanding warrants exercisable within 60 days of March 31, 2000.

(10) Includes 418,500 shares subject to options exercisable within 60 days of March 31, 2000.

(11) Includes 348,334 shares subject to options exercisable within 60 days of March 31, 2000.

(12) Includes 71,251 shares subject to options exercisable within 60 days of March 31, 2000.

(13)  Mr. Sackley terminated his position with the Company in January of 2000.

(14)  Includes shares described in the notes above, as applicable.

Compliance with Section 16(a) of the Exchange Act

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of securities, to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-10% stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were satisfied.

                       EXECUTIVE OFFICERS OF THE COMPANY

   The following individuals are executive officers of the Company who will serve in the capacities noted until their successors are appointed.

Name                        Age          Positions and Offices With the Company
----                        ---          --------------------------------------
Massih Tayebi,. Ph.D. ....   40 Chairman, Chief Executive Officer, Secretary and Director
Masood K. Tayebi, Ph.D. ..   38 President, Chief Operating Officer and Director
Thomas A. Munro...........   43 Chief Financial Officer
Michael D. Brink..........   49 Senior Vice President, Project Management
Scott Fox.................   43 President, Network Management & Operations
Norman Korey..............   42 President, International Operations
George Wozencraft.........   34 Vice President, Telecom Strategy Group
Wm. Bradford Weller.......   41 General Counsel, Vice President of Legal Affairs

   Each officer named above was re-appointed at the Board of Directors meeting held on April 27, 2000.

   For the biographical summary of Massih Tayebi and Masood Tayebi, see "Election of Directors."

   Thomas A. Munro has served as Chief Financial Officer since July 1997. Mr. Munro founded @Market, Inc., a start-up e-commerce company, and served as Chief Executive Officer from 1996 to 1997. From 1994 to 1996, he was Chief Financial Officer for Precision Digital Images, a manufacturer of image processing devices. Prior to 1994, Mr. Munro served as Chief Financial Officer of MetLife Capital Corporation, a capital finance subsidiary of Metropolitan Life Insurance. Mr. Munro received his B.A. and M.B.A. from the University of Washington.

   Michael D. Brink has been with WFI since February 1998 and currently serves as Senior Vice President of Project Management. From 1997 to 1998, he served as Vice President, Engineering for Central Oregon Cellular, Inc., a cellular telephone company. From 1982 to 1997, he served in various technical management positions for McCaw Cellular/AT&T Wireless, a cellular and PCS company. He holds a B.S. in computer science from National University.

   Scott Fox has been with WFI since May 1999 and currently serves as President of Network Management. From 1995 to 1999, Mr. Fox served as Chief Technology Officer and Vice President-Technology and Strategic Planning and Vice President-Engineering and Operations for the wireless businesses of BellSouth Cellular Corp., a carrier company. From 1994 to 1995, he was Vice President-Wireless Engineering for MCI, a telecommunications company, responsible for all aspects of MCI's national and international wireless communications business. Mr. Fox holds a B.S. in electrical engineering from the University of Florida.

   Norman Korey joined WFI in November 1999 and is the Company's President of International Operations. From 1994 to 1999, Mr. Korey held various positions with Motorola, with his most recent position being Corporate Vice President and General Manager for Motorola's Network Solutions Sector. Mr. Korey holds a B.S. in Business from Florida State University in Tallahassee, Florida.

   George Wozencraft joined WFI in July 1999 and serves as Vice President, Telecom Strategy Group. In this capacity, Mr. Wozencraft assumes responsibility for overseeing technical and business consulting services to telecommunications operators, vendors and investors. From June 1997 to July 1999 he was Vice President and Industry Specialist in the Global Media and Telecommunications group for Chase Securities Inc., a financial consulting group. From June 1987 to June 1997, Mr. Wozencraft served as Vice President in the Global Media & Telecommunications department and Senior Transactor of Global Derivatives for Citicorp. Mr. Wozencraft holds a joint degree in Economics and Political Science from Yale University. He also holds a Chartered Financial Analyst (CFA) designation.

   Wm. Bradford Weller joined WFI in September 1999 as Vice President of Legal Affairs and General Counsel for the Company. From 1992 to August, 1999, Mr. Weller served as General Counsel for Mosaix, Inc., a telecommunications equipment and business application software developer (Mosaix was known as Digital Systems International, Inc. prior to 1997, and was acquired by Lucent Technologies in July 1999). He holds a B.A. in economics from Stanford University, and a J.D. from Hastings College of the Law.

                            EXECUTIVE COMPENSATION

Compensation of Directors

   The directors of the Company do not currently receive cash compensation in exchange for their services on behalf of the Company, but directors may be reimbursed for certain expenses in connection with attendance at board of directors and committee meetings. All directors are eligible to participate in the Company's 1999 Equity Incentive Plan.

   In January 1999, the Company granted options to purchase 20,000 shares of common stock to each of Messrs. Anderson, Carano and Jarvis for their service on the Board of Directors. The exercise price of these options is $4.16 per share. The Company does not have a policy in place regarding the future grant of options or warrants to directors.

Compensation of Executive Officers

   The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1999 and 1998 received by the Company's Chief Executive Officer and the five other most highly compensated executive officers of the Company during the last completed fiscal year (the "Named Executive Officers").

                          Summary Compensation Table

                                                            Long-Term
                                    Annual Compensation    Compensation
                                    --------------------   ------------
                                                            Securities
                                                            Underlying     All Other
Name and Principal Position    Year Salary ($) Bonus ($)   Options (#)  Compensation ($)
---------------------------    ---- ---------- ---------   -----------  ----------------
Massih Tayebi, Ph.D. ......... 1999  219,397        --           --             --
 Chief Executive Officer       1998  215,977        --           --             --

Masood K. Tayebi, Ph.D. ...... 1999  220,410        --           --             --
 President                     1998  216,749        --           --             --

Thomas A. Munro............... 1999  132,516        --       115,000            --
 Chief Financial Officer       1998  132,502        --       159,000            --

Scott Fox..................... 1999  141,346    112,500      623,334         49,244(1)
 President, Network Management 1998      --         --           --             --
 & Operations

Michael D. Brink.............. 1999  137,756        --        95,000            --
 Senior Vice President,        1998  113,116        --       120,000         68,000(1)
 Project Management

Charles W. Sackley (2)........ 1999  118,498     55,000       40,000            --
 Senior Vice President,        1998  109,375     54,000(3)    18,000        120,000
 Sales and Business
  Development

--------
(1) Represents payment of relocation expenses

(2) Mr. Sackley resigned as an officer of the Company in January 2000.

(3) Mr. Sackley's 1998 bonus includes $18,000 in commissions.

Option Grants in 1999

   The following table provides information on grants of options to purchase Common Stock in 1999 to the Named Executive Officers.

                          Individual Grants (1)
--------------------------------------------------------------------------
                                                                           Potential Realizable
                                                                             Value at Assumed
                           Number of                                       Annual Rates of Stock
                           Securities Percent of Total                      Price Appreciation
                           Underlying Options Granted  Exercise             for Opton Term (3)
                            Options   to Employees in   Price   Expiration ---------------------
Name                        Granted   Fiscal Year (2)  ($/Sh.)     Date        5%        10%
----                       ---------- ---------------- -------- ---------- ---------- ----------
Massih Tayebi, Ph.D......       --           --            --         --          --         --

Masood K. Tayebi, Ph.D...       --           --            --         --          --         --

Thomas A. Munro..........    50,000          1.1%       $ 4.16   01/06/09  $  218,400 $  228,800
                             65,000          1.5%       $15.00   11/03/09  $1,023,750 $1,072,500

Scott Fox (4)............   623,334         13.9%       $ 8.50   05/09/09  $5,563,256 $5,828,173

Michael D. Brink.........    45,000          1.0%       $ 4.16   01/06/09  $  196,560 $  205,920
                             50,000          1.1%       $15.00   11/03/09  $  787,500 $  825,000

Charles W. Sackley (5)...    40,000          0.9%       $15.00   11/03/09  $  630,000 $  660,000

--------
(1) The options have terms of 10 years from the date of grant and become exercisable in equal annual installments over a period of four years, commencing one year after the date of grant. The exercise price equals the fair market value on the day prior to the date of grant based on the closing price of the Common Stock as quoted on the Nasdaq National Market.

(2) In 1999, the Company granted 4,288,890 stock options to employees under its 1997 Stock Option Plan, and 192,487 stock options to employees under its 1999 Equity Incentive Plan.

(3) Assumes all options are exercised at the end of their respective 10-year terms. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall stock market conditions, as well as the option holders continued employment through the vesting period. The amount reflected in this table may not necessarily be achieved.

(4) Options granted to Scott Fox contain a provision for accelerated vesting based upon the performance of the Company's stock. Such provision had been satisfied in January 2000, which vested 174,167 options at that time, and accelerated vesting for the remaining options by one year. These options also contain accelerated vesting upon the occurrence of a change of control. Such change of control is deemed to have occurred upon: merger or sale of the Company, sale, transfer or disposition of substantially all Company assets, reverse merger which distributes at least 50% of the outstanding stock to outside shareholder, sale, transfer or other distribution of shares beneficially held by any Tayebi family member to outside holders, shall accelerate vesting based on predetermined dates when such change of control shall have occurred. Such options also carry accelerated vesting clauses based upon termination by the Company by named dates.

(5) Mr. Sackley terminated his position with the Company in January of 2000. None of the options shown above were exercised.

Option Year-End Values Table

   The following table provides information on option exercises in 1999 by the Named Executive Officers and options outstanding at December 31, 1999.

                      Aggregated Option Exercises in 1999
                       and Fiscal Year-End Option Values

                                                       Number of Securities      Value of Unexercised
                                                      Underlying Unexercised         In-the-Money
                                                            Options at                Options at
                              Shares                  Fiscal Year-End (#)(1)    Fiscal Year-End ($)(2)
                           Acquired on     Value     ------------------------- -------------------------
Name                       Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
----                       ------------ ------------ ----------- ------------- ----------- -------------
Massih Tayebi, Ph.D......        --             --         --           --             --           --
Masood K. Tayebi, Ph.D...        --             --         --           --             --           --
Thomas A. Munro..........        --             --     353,000      221,000    $14,845,390  $ 7,259,304
Scott Fox................        --             --     174,167      449,167    $ 6,118,487  $15,776,542
Michael D. Brink.........        --             --     120,000       95,001    $ 5,891,239  $ 3,207,080
Charles W. Sackley (3)...     50,000     $2,431,500     20,000       90,000    $   832,480  $ 3,226,160

--------
(1) These numbers include both "in-the-money" and "out-of-the-money" options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock.

(2) These amounts represent the aggregate number of in-the-money options, multiplied by the difference between the $43.625, the closing price of the Common Stock on the Nasdaq National Market on December 31, 1999 and the exercise price for each option.

(3) Mr. Sackley terminated his position with the Company in January of 2000.

                             EMPLOYMENT AGREEMENTS

   In connection with his employment, on April 9, 1999, the Company entered into a letter agreement with Scott Fox, President of Network Management. Under the letter agreement, Mr. Fox's annual salary is $225,000 and he is eligible for a minimum annual bonus of 35% of his base salary. The letter agreement also provides for a $225,000 signing bonus, which is payable in two parts, and guaranteed appreciation of at least $600,000 on 25% of his stock options. In the event that the Company terminates Mr. Fox within the first two years of his employment, certain of Mr. Fox's unvested options will become fully vested and exercisable and, at his option, the Company will owe him either $112,500 or 20,455 shares of common stock, in connection with his signing bonus. In the event of a change in control of WFI within the first two years of Mr. Fox's employment, all of his unvested stock options will become fully vested and exercisable and a signing bonus of $112,500 will be due and payable. In the event of a change in control of WFI after the first two years of Mr. Fox's employment, 50% of his unvested stock options will vest immediately and become exercisable. In July 1999, the Company loaned Mr. Fox $169,000 at an interest rate of 6% per year in connection with a mortgage on his house.

                       COMPENSATION COMMITTEE REPORT (1)

   During 1999, the Compensation Committee of the Board of Directors (the "Committee") included Bandel Carano, Scot Jarvis and Scott Anderson. All committee members are non-employee directors of the Company and have never served as officers of the Company. The Committee is responsible for administering the Company's compensation and employee benefit plans, which include primarily the 1997 Stock Option Plan, the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan. In addition to setting policies regarding compensation of all employees, the Committee reviews and approves base salaries and bonuses for all executive officers. Decisions made by the Committee relating to compensation of executive officers are reviewed by the full Board of Directors.

Executive Compensation Policies and Performance Measures

   The Company's executive compensation policies have been developed to meet the following objectives:

  . Attract and retain key executives critical to the Company's long-term success;

  . Reward key executives for their contributions to the development and successful execution of strategies relevant to their functional responsibilities; and

  . Motivate key executives to make decisions and take actions that achieve the Company's strategic performance goals and increase the long-term value of the Common Stock.

   The Committee uses a combination of cash and equity-based programs to compensate key executives.

   Compensation payments in excess of $1 million to each of the Chief Executive Officer or four other most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Certain performance-based compensation is not subject to the limitation on deductibility. The Committee does not expect cash compensation in 1999 to the Chief Executive Officer or any other executive officer to be in excess of $1 million. The Option Plans are designed to qualify stock option awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

--------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

 Cash-based Compensation

   Base salaries for all executive officers are reviewed annually. In evaluating executive salaries, the Committee considers the compensation paid at companies of similar size in its industry, as well as the Company's own recent recruiting experience, if applicable. The companies surveyed include some, but not all, of the companies in the Nasdaq Telecommunications Index used in the Stock Price Performance graph. The Committee also considers the officer's individual performance during the prior year. Factors that affect an individual officer's performance rating focus on the executive's success in contributing to the Company's short and long-term objectives. Short-term objectives include gross profit and gross margin, operating income and operating income margin, and net earnings and net earnings margin. Long-term objectives include the timely development of new service offerings, enhancements and improvements to existing service offerings, identification of new markets for the Company's services, development and execution of plans to address identified market opportunities, adequate control over and efficient use of the Company's assets, and share price appreciation. The Company does not assign relative weights to the factors it considers in establishing base salaries.

   In addition to base salary, the Company provides executive officers and other key managers incentive compensation in the form of annual discretionary basis bonuses of cash or options to purchase common stock in the Company.

 Equity-based Compensation

   The Company provides its executive officers with long-term incentives through its option plans. The option plans' primary objective is to provide an incentive for the executive officers to make decisions and take actions that maximize long-term stockholder value. Each plan promotes this long-term focus using vesting periods. Options currently generally vest in over four years from the date of grant, 25% on the first anniversary of the date of grant and the balance vesting monthly over the remaining three years. The Committee reviews and approves all grants made to officers of the Company under the option plans and in connection with initial hiring, promotions, extraordinary achievements or compensation adjustments. In addition to these factors, the size and timing of grants are generally subject to policies established by the Committee regarding the position of the grantee within the Company, the overall number of options actually granted to such optionee in the past, and the extent of vesting of such grants.

Chief Executive Officer Compensation

   In establishing the Chief Executive Officer's compensation package, the Committee pursues the same objectives and policies that apply for the Company's other executive officers. However, it is not the Company's practice to pay cash or non-cash bonuses to its Chief Executive Officer, who is a founder and significant stockholder of the Company. As such, no cash or bonus options have been given to the Company's Chief Executive Officer.

Compensation Committee

Scott Anderson
Scot Jarvis
Bandel Carano

                          STOCK PRICE PERFORMANCE (1)

   The following graph shows the total stockholder return of an investment of $100 in cash on November 5, 1999 through March 31, 2000 for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market, and (iii) the Nasdaq
Telecommunications Index. All values assume reinvestment of the full amount of all dividends.
                             [PERFORMANCE GRAPH]

                                                         Cumulative Total Return
                                      ----------------------------------------------------------
                                      11/5/99     11/30/99  12/31/99  1/31/00  2/29/00   3/31/00
Wireless Facilities, Inc...........   100.00      360.00    290.83    335.83   826.67    701.67
NASDAQ Stock Market (U.S.).........   100.00      107.16    130.66    125.83   149.60    146.74
NASDAQ Telecommunications..........   100.00      103.53    119.49    119.30   130.37    125.45

--------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The following is a description of transactions since January 1, 1999 to which the Company has been a party, in which the amount involved exceeds $60,000 and in which any director, officer, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest, other than the Company's compensation arrangements with its directors and named executive officers that are listed above.

   From January 1, 1999 through June 30, 1999, the Company advanced an aggregate of $221,518 to Masood Tayebi which amount he repaid on September 28, 1999.

   In June 1999, the Company sold to Masood Tayebi and Massih Tayebi its 25% ownership interest in Sierra Towers Investment Group, LLC, an early stage tower company operating in Mexico. At the time, the Company's officers and a disinterested member of the Board of Directors determined that the Company's membership units in Sierra and Sierra's promissory note owed to the Company had a cumulative fair value of $262,348 as of the date of the transaction. A majority of the disinterested members of the Board of Directors ratified the transaction in August 1999. Masood Tayebi and Massih Tayebi each purchased one half of the Company's ownership interest in Sierra, paying the fair value for such interest with promissory notes which bear interest at a rate of 10% per annum and are due and payable on November 30, 1999. These notes have not been repaid as of 3/31/2000.

   Prior to June 30, 1999 the Company contracted with Total Outsourcing, Inc., a company owned by Massih Tayebi's wife, for the leasing of computer equipment, apartments, vehicles and other items. The Company has terminated its contract and has entered into a Settlement Agreement and Mutual General Release with Total Outsourcing effective as of June 30, 1999. Pursuant to this Settlement Agreement, the Company paid $258,091 to Total Outsourcing in February 2000 as repayment in full.


   From April 1999 through February 2000, the Company subleased approximately 4,900 square feet of office space in its headquarters facility to QuantumThink Group, Inc., a technology outsourcing company which is majority-owned by the Tayebi family. QuantumThink Group's tenancy was month-to-month. QuantumThink Group paid monthly rent of $4,500, which is more than the Company's pro rated rent expense for such space. The Company believes that the rent paid by QuantumThink Group is comparable to rents that could be obtained from unaffiliated third parties for such space.

   A member of the Company's Board of Directors, Scott Anderson, is a member of the boards of directors of Triton PCS, Telecorp and TriTel, all of which are customers of the Company. In addition, Scot Jarvis, a member of the Company's Board of Directors, is a member of the board of directors of Leap Wireless International, which is also a customer of the Company. Another member of the board of directors, Bandel Carano, is a member of the Company's Board of Directors of Advanced Radio Telecom Corp., which is also a customer of the Company.

   Prior to August 1999, the Company paid $5,000 per month to Cedar Grove Partners in consideration of the services rendered to the Company by Scott Anderson and Scot Jarvis as directors of the Company. Messrs. Anderson and Jarvis are the general partners of Cedar Grove Partners. The Company's obligation to make these payments terminated in August 1999.

   On January 6, 2000, the Company loaned Michael Brink $94,800 at an annual interest rate of 8% (interest due on a monthly basis) toward the purchase of 60,000 shares underlying his vested options. The principal and all unpaid interest amounts on the loan are due on January 7, 2001.

   On November 24, 1999, the Company repaid $5,500,000 of stockholder loans issued to Masood Tayebi, Massih Tayebi and Sean Tayebi. The notes were previously issued in 1998 in conjunction with the issuance of a dividend of $0.19 per share.

   On January 21, 2000, the Company entered into an agreement with Chuck Sackley, the Company's Senior Vice President of Sales and Business Development at the time. The Company loaned Mr. Sackley $432,941 towards the payment of taxes associated with his exercise of certain non-qualified stock options. This amount is to be repaid in full by Mr. Sackley on May 6, 2000 after the end of the underwriter's lock-up of the Company's common stock.

   The Company has entered into indemnity agreements with each of its officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party be reason of his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws. In addition, the Company's restated certificate of incorporation provides that its directors will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability: (1) for any breach of the director's duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit.

                                 OTHER MATTERS

   As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, the holders of the proxies will act in respect thereto in accordance with their best judgment.

   Copies of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999 are being mailed to stockholders, together with this Proxy Statement, the Proxy and the Notice of Annual Meeting of Stockholders. An additional copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1999 is available without charge upon written request to: Corporate Secretary, Wireless Facilities, Inc., 9805 Scranton Road, Suite 100, San Diego, CA 92121.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Massih Tayebi
                                          -------------------------------------
                                          Massih Tayebi
                                          Chairman, Chief Executive Officer
                                           and Secretary

San Diego, California
May 15, 2000

                           WIRELESS FACILITIES, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 22, 2000

   The undersigned hereby appoints Massih Tayebi, Masood K. Tayebi and Thomas
A. Munro, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Wireless Facilities, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Wireless Facilities, Inc. to be held at the Embassy Suites Hotel, located at 4550 La Jolla Village Drive, in San Diego, California on Thursday, June 22, 2000 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

   Unless a contrary direction is indicated, this Proxy will be voted for all nominees listed in Proposal 1 and for Proposal 2, as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

 -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- -- detach here -- -- -- -- -- --
                         -- -- -- -- -- -- -- -- -- --

   Management recommends a vote for the nominees for director listed below.

Proposal 1: To elect directors, whether by cumulative voting or otherwise, to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

      [_]   For all nominees listed below             [_] Withhold Authority
            (except as marked to the contrary below).     to vote for all nominees listed below.

Nominees: Massih Tayebi, Ph. D., Masood K. Tayebi, Ph. D., Scott Anderson,
         Bandel Carano, Scot Jarvis

   To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) below:

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                  (Continued and to be signed on other side)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Management recommends a vote for Proposal 2.

                          (Continued from other side)

Proposal 2 To ratify selection of KPMG Peat Marwick LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

       [_] FOR                 [_] AGAINST            [_] ABSTAIN

Dated _______________________
                                   --------------------------------------------

                                   --------------------------------------------
                                                   SIGNATURE(S)

                                   Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.